Arctos Petroleum Corp.

Suite 275, 999 – 8th Street SW, Calgary, AB T2P 1J5

Tel 403-265 5900     Fax 403 531 1719

NEWS RELEASE

TSX Venture Symbol: APO

ARCTOS RECEIVES POSITIVE TEST RESULTS ON ALEXANDER PROSPECT

October 21, 2004 - ARCTOS PETROLEUM CORP.  (TSX: APO) (“Arctos”) is pleased to announce that it has received positive test results at the Company’s Alexander Prospect located in Township 57, Range 1 W5M.

This prospect consists of a single zone producer (12-7), a dual zone producer (6-7) and a shallow gas well (3A-7).  Pending approval, tie in, pipelines and battery facilities will be installed with production commencing shortly thereafter.  At this time, there are three additional offset development locations that are under review.  Arctos holds an 80% interest in this project.

Arctos is a recent amalgamation of Camflo International Inc. and Spearhead Resources Inc., with a reorganized board and management.

Arctos is a Junior Oil and Gas Company with ongoing exploration, development, and production programs in Alberta and Saskatchewan.

ARCTOS PETROLEUM CORP.

Thomas A. Doyle

Thomas A. Doyle, President, CEO

For further information, please contact info@arctos.ca or:

Thomas A. Doyle                                           Brian Murray

President, CEO                                               COO, VP Land

Phone: 403-531-1711                                     Phone: 403-215-9256

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NOR DISAPPROVED OF THE INFORMATION CONTAINED HEREIN